Ex 99.1

FOR IMMEDIATE RELEASE

December 18, 2017

CONTACT:
Investor Relations - (301) 968-9220

MTGE Investment Corp. Announces Executive Management Promotions

Bethesda, MD – December 18, 2017 – MTGE Investment Corp. ("MTGE" or the "Company") (Nasdaq: MTGE) announced today two promotions within its senior executive management team, effective March 31, 2018. Peter J. Federico, who currently serves as Executive Vice President and Chief Financial Officer, will be promoted to President and Chief Operating Officer, and Donald W. Holley, who currently serves as Senior Vice President and Chief Accounting Officer, will be promoted to Senior Vice President and Chief Financial Officer.

“I am delighted to announce the promotion of Peter and Don to key positions on the executive management team,” said Gary Kain, the Company’s Chief Executive Officer and Chief Investment Officer. “Both Peter and Don have been essential members of the MTGE team since its IPO in 2011 and have been instrumental to the Company’s success. The Board of Directors and I look forward to their continued leadership in their new roles.”

Mr. Federico joined MTGE in 2011 and has served as Executive Vice President and Chief Financial Officer since July 2016. Mr. Federico was previously the Company’s Senior Vice President and Chief Risk Officer.

Mr. Holley began working with MTGE in 2011 and has served as the Company’s Senior Vice President and Chief Accounting Officer since January 2016. Mr. Holley was previously the Company’s Vice President and Controller.

For further information or questions, please contact Investor Relations at (301) 968-9220 or IR@MTGE.com.

ABOUT MTGE INVESTMENT CORP.
MTGE Investment Corp. is a real estate investment trust that invests in and manages a leveraged portfolio of agency mortgage investments, non-agency mortgage investments and other real estate-related investments. The Company is externally managed and advised by MTGE Management, LLC, an affiliate of AGNC Investment Corp. (Nasdaq: AGNC). For further information, please refer to www.MTGE.com.